Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

THIRD QUARTER 2009 RESULTS AND RAISES 2009 EPS GUIDANCE

Rye Brook, NY — October 28, 2009 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended September 30, 2009.

Third Quarter 2009 Highlights

•                       Net income was $59.7 million, or $0.74 per share, including after-tax net realized losses of $3.1 million, or $0.04 per share, and a non-recurring tax benefit of $5.0 million, or $0.06 per share.

•                       Revenues of $1.1 billion.

Raises 2009 EPS Guidance

•                       Earnings per share of $1.80 to $1.90, excluding realized gains and losses on investments, the restructuring and other special items incurred in the second quarter, and the non-recurring tax benefit recorded in the third quarter. This guidance includes $16.5 million, or $0.20 per share, of after-tax income relating to net positive prior year adjustments realized through the first nine months of 2009.

Third Quarter 2009

Universal American’s reported net income was $59.7 million, or $0.74 per share, which includes $3.1 million, or $0.04 per share, after-tax, resulting from realized losses on the investment portfolio, as well as a non-recurring tax benefit of $5.0 million, or $0.06 per share. This compares to reported net income of $48.8 million, or $0.56 per share, in the third quarter of 2008, which included realized losses of $7.9 million, or $0.09 per share, after-tax.

Universal American Corp.

October 28, 2009

Total revenues for the third quarter of 2009 increased by approximately 5% to $1.1 billion, compared to the third quarter of 2008.

Reported net income for the third quarter of 2009 includes $11.9 million after tax, or $0.15 per share, of income related to the following favorable prior period adjustments, after-tax:

•                       $7.3 million, or $0.09 per share in the Medicare Advantage segment;

•                       $3.7 million, or $0.05 per share in the Medicare Part D segment; and

•                       $0.9 million, or $0.01 per share in the Traditional segment.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “The results of the third quarter reflect solid execution in all areas of our business.  We continue to deliver strong underwriting results, while we reduce costs and invest in improving our medical management and expanding our network footprint.

“As we monitor events in Washington, we are positioning ourselves for the regulatory and legislative changes that are likely to come.  We will continue to expand our Healthy CollaborationSM model in which we work closely with providers and members to promote better health outcomes and control medical costs.

“We are pleased with our 2010 Medicare bids and believe that we are offering competitive and valuable products to seniors and other individuals eligible for Medicare.  Our in-period medical operating results plus favorable prior period adjustments in both Medicare Advantage and Part D give us confidence in the risk management principles we used for our 2010 bids.”

Medicare Advantage

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2009	2008	2009	2008

Revenue	$660.8	$615.5	$1,968.3	$1,805.4

Operating Income	$45.7	$44.1	$120.9	$77.8

In the third quarter of 2009, Medicare Advantage operating income was $45.7 million, including positive prior period adjustments of $11.7 million, pre-tax. For the first nine months of 2009, operating income of $120.9 million included net positive prior year adjustments of $22.9 million, pre-tax.  Excluding all prior period adjustments, the adjusted medical benefits ratio, or MBR, was 83.3% for both the three and nine months ended September 30, 2009.

Membership in network-based plans increased 17.3% year-over-year to approximately 64,200 as of September 30, 2009, including growth of 38.3% in the HMO expansion markets in Oklahoma, Wisconsin, and Dallas, TX.  As of September 30, 2009, PFFS membership was approximately 177,000, a decrease of 6% year-over-year due to lapses.

We filed and obtained approval for 29 new PPO’s in 66 counties for 2010, giving us a total of 126 counties in 43 markets in which we will have network-based products in 2010. We are continuing to build our network footprint through the filing of PPO and HMO products in several more of our core markets as part of our goal to cover 60% of our non-rural PFFS membership with network products by 2011.

Medicare Part D

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2009	2008	2009	2008

Revenue	$409.3	$398.0	$1,531.7	$1,498.1

Operating Income	$53.2	$49.2	$31.0	$30.2

Part D operating income in the third quarter was $53.2 million on revenues of $409.3 million, continuing to suggest favorable results for the full year.  Third quarter operating income includes $5.9 million, pre-tax, in favorable net prior period adjustments related to revenue and claims reconciliations of prior plan years with CMS.

Year-to-date, Part D revenues are higher and benefit and expense ratios are lower than in the prior year. These improvements have offset the elimination of the income generated from our equity interest in Part D Management Services LLC, our strategic joint venture with CVS Caremark that was terminated at the end of 2008.

Looking to 2010, one or both of Universal American’s plans bid under the benchmark in 30 of the 34 regions.  We maintained all of our current auto-assignment regions and added three new regions.  As a result, CMS has estimated that Universal American will be assigned approximately 149,000 additional dual-eligible members in 2010.

Traditional Insurance

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2009	2008	2009	2008

Revenue	$79.4	$111.2	$266.0	$346.8

Operating Income	$3.7	$3.1	$(22.2)	$6.3

The Traditional Insurance segment reported third quarter 2009 operating income of $3.7 million on revenue of $79.4 million.  This compares to operating income of $3.1 million on $111.2 million of revenues in the third quarter of 2008.  Third quarter operating income includes $1.4 million, pre-tax, in favorable Medicare supplement reserve development relating to the first six months of 2009.

Investment Portfolio

In connection with the reinsurance of the life and annuity business in the second quarter of 2009, the Company transferred over $450 million of assets to the reinsurer. Consequently, the Company pursued a strategy to reposition its portfolio to reflect the change in the nature of its liabilities and to reduce credit and concentration exposures in its portfolio.  As a result, the Company incurred $4.1 million of pre-tax losses on securities sold in the third quarter.  In addition, the Company also recorded other than temporary impairments of $0.7 million, pre-tax.

Universal American’s $1.4 billion portfolio of cash and invested assets, as of September 30, 2009, has the following characteristics:

•                       Approximately $415 million of cash and cash equivalents are primarily invested in U.S. Government money market funds

•                       66% is invested in U.S. Government and agency securities, including investments in U.S. Government money market funds

•                       The average credit quality of the longer term fixed-income portfolio is AA, with 66% invested in securities rated AA or higher

•                       Less than 1% of the portfolio is non-investment grade

A complete listing of our investment portfolio is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total assets were $3.6 billion as of September 30, 2009, compared with $3.9 billion at December 31, 2008. Total cash and investments were $1.4 billion at September 30, 2009, compared to $1.6 billion at December 31, 2008.  Total policyholder liabilities were $1.5 billion at September 30, 2009, down from $1.8 billion at December 31, 2008. Stockholders’ equity as of September 30, 2009, was $1.4 billion, compared to $1.3 billion at December 31, 2008. Book value per share increased to $17.04 per common share from $15.58 per common share, at December 31, 2008.

As of September 30, 2009, the Company had unregulated cash of $76.6 million and access to $150 million under our revolving credit facility, which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s trust preferreds as debt, was 23.5% at September 30, 2009 compared to 24.1% at December 31, 2008.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Share Repurchase Program

In the second quarter of 2009, the Board of Directors of the Company authorized an additional $25 million of share repurchases under the Company’s share repurchase program.  With this authorization, the Company can repurchase an aggregate amount of up to $125 million of its shares.  Through October 27, 2009, 11.2 million shares have been repurchased at a total cost of $109.9 million. Included in this total are 4.5 million shares repurchased for $38.1 million during 2009.  Therefore, there is approximately $15.1 million remaining authorized for share repurchases.  The Company is not obligated to repurchase any specific number of shares under the program or to make repurchases at any specific time or price.

Raises 2009 Guidance

Universal American now expects to earn approximately $1.80 to $1.90 per diluted share for the full year 2009, excluding realized gains/(losses) on investments, the restructuring and other special items that we incurred in the second quarter, and the non-recurring tax benefit we recorded in the third quarter.  2009 earnings guidance includes $16.5 million, or $0.20 per share, in net positive prior year adjustments realized through the first nine months of 2009.  The table below provides additional information relating to our guidance.

	Reported Nine Months ended September 30, 2009	FY 2009
Diluted EPS (1)
EPS before net realized losses, special items, and non-recurring tax benefit	$0.88	$1.80	$1.90
Net realized losses	(0.16)	(0.16)	(0.16)
Special items (2)	(0.15)	(0.15)	(0.15)
Non-recurring tax benefit	0.06	0.06	0.06
Reported EPS	$0.63	$1.55	$1.65

Revenue ($ in millions) (3)
Medicare Advantage	$1,968	$2,610	$2,650
Medicare Part D	1,532	1,960	2,040
Traditional Insurance	266	340	355
Other (4)	11	10	15
Total Revenue	$3,777	$4,920	$5,060
Membership
End of Period Membership
Medicare Advantage	241,200	235,000	255,000
Part D	1,698,000	1,650,000	1,700,000
Total	1,939,200	1,885,000	1,955,000

Medicare Advantage Benefit Ratio	82.3%	82.0%	84.0%

Notes:

(1)          Reflects actual weighted average diluted shares outstanding of 81.5 million for the nine months ended September 30, 2009.  Guidance range assumes weighted average diluted shares outstanding of 81.5 million for full year 2009 and no additional share repurchases.

(2)          Special items include the following items that were recorded in the second quarter of 2009: $4.8 million, or $0.06 per share, of losses and other costs related to the reinsurance of our life and annuity business; $3.0 million, or $0.04 per share, of restructuring charges; and $4.0 million, or $0.05 per share, of charges in connection with the closing of certain career sales offices.

(3)          Excluding realized gains and losses for the nine months ended September 30, 2009.  Guidance range excludes realized gains and losses.

(4)          Other reflects Senior Administrative Services, Corporate and Eliminations.

Conference Call

Universal American will host a conference call at 8:00 a.m. Eastern Time on Thursday, October 29, 2009, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. You can access this supplemental financial data at www.UniversalAmerican.com under the heading “Investor Relations; Financial Reports”.

About Universal American Corp.

Universal American, through our family of healthcare  companies, offers benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Forward Looking Statements

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. You will find important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release, in Universal American’s quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K filed with the Securities and Exchange Commission, with particular reference to the information under the heading Risk Factors in these documents. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated Results	2009	2008	2009	2008
Net premiums and policyholder fees	$1,138.3	$1,080.1	$3,723.5	$3,522.7
Net investment income	10.6	19.8	38.9	63.5
Other income	5.6	10.2	14.7	33.0
Realized losses	(4.8)	(12.1)	(20.1)	(54.4)
Total revenues	1,149.7	1,098.0	3,757.0	3,564.8

Policyholder benefits	901.6	858.9	3,150.7	3,028.7
Change in deferred acquisition costs	(0.6)	1.6	8.0	12.4
Amortization of present value of future profits	5.7	5.9	17.7	17.7
Loss on reinsurance transaction and other related costs	—	—	7.6	—
Restructuring costs	—	—	4.7	—
Commissions and general expenses, net of allowances	155.3	174.9	493.3	507.4
Total benefits and expenses	1,062.0	1,041.3	3,682.0	3,566.2

Income before equity in earnings of unconsolidated subsidiary	87.7	56.7	75.0	(1.4)
Equity in earnings of unconsolidated subsidiary	—	20.4	0.1	51.8

Income before income taxes	87.7	77.1	75.1	50.4

Provision for income taxes (1)	(28.0)	(28.3)	(23.6)	(19.2)

Net income	$59.7	$48.8	$51.5	$31.2

Per Share Data (Diluted)
Net income	$0.74	$0.56	$0.63	$0.35

Weighted Average Shares Outstanding	80.9	86.5	81.5	88.8

 UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income (Loss) before Taxes by Segment	2009	2008	2009	2008
Medicare Advantage	$45.7	$44.1	$120.9	$77.8
Medicare Part D	53.2	49.2	31.0	30.2
Traditional Insurance	3.7	3.1	(22.2)	6.3
Senior Administrative Services	1.4	5.0	7.1	17.4

Corporate	(11.5)	(12.2)	(41.6)	(26.9)
Realized Losses	(4.8)	(12.1)	(20.1)	(54.4)
Income from operations	$87.7	$77.1	$75.1	$50.4

BALANCE SHEET DATA	September 30, 2009	December 31, 2008
Total cash and investments	$1,385.6	$1,567.3
Total assets	$3,625.8	$3,862.2
Total policyholder related liabilities	$1,518.7	$1,760.9
Outstanding bank debt	$318.0	$320.6
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,379.4	$1,316.1
Book value per common share	$17.04	$15.58
Diluted weighted average shares outstanding-year to date	81.5	87.9

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,390.8	$1,352.5
Diluted book value per common share (excluding AOCI) * (2)	$17.08	$15.83
Debt to total capital ratio (excluding AOCI) * (3)	23.5%	24.1%

	Three Months Ended September 30,
	2009	2008
Adjusted net income * (4)	$57.8	$56.7
Per share (diluted) — Adjusted net income * (4)	$0.72	$0.65

*   Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1) The effective tax rate was 31.9% for the third quarter of 2009, and 36.7% for the third quarter of 2008. For the nine months ended September 30, 2009, the effective tax rate was 31.4%, compared with 38.1% for the same period of 2008. The decline in the effective rate for the three and nine month periods ended September 30, 2009 is due to the recording of $5.0 million of non-recurring tax benefits during the third quarter of 2009. These benefits resulted from the settlement of the Internal Revenue Service examination of 2005 primarily related to the treatment of a controlled foreign corporation sold in 2006.  Absent these non-recurring benefits, the effective rate would have been 37.6% for the third quarter of 2009 and 38.0% for the nine months ended September 30, 2009.

(2) Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(3) The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4) Adjusted net income is calculated as net income excluding after-tax realized losses and the non-recurring tax benefit.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	September 30, 2009	December 31, 2008
Total stockholders’ equity	$1,379.4	$1,316.1
Plus: Accumulated other comprehensive loss	11.4	36.4

Total stockholders’ equity (excluding AOCI)	$1,390.8	$1,352.5

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	September 30, 2009	December 31, 2008
Total stockholders’ equity	$1,379.4	$1,316.1
Proceeds from assumed exercises of vested options	4.0	8.7
	$1,383.4	$1,324.8
Diluted common shares outstanding	81.7	86.0

Diluted book value per common share	$16.94	$15.40

Total stockholders’ equity (excluding AOCI)	$1,390.8	$1,352.5
Proceeds from assumed exercises of vested options	4.0	8.7
	$1,394.8	$1,361.2
Diluted common shares outstanding	81.7	86.0

Diluted book value per common share (excluding AOCI)	$17.08	$15.83

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	September 30, 2009	December 31, 2008
Outstanding bank debt	$318.0	$320.6
Other long term debt	110.0	110.0
Total outstanding debt	$428.0	$430.6

Total stockholders’ equity	$1,379.4	$1,316.1
Outstanding bank debt	318.0	320.6
Other long term debt	110.0	110.0
Total capital	$1,807.4	$1,746.7

Debt to total capital ratio	23.7%	24.7%

Total stockholders’ equity (excluding AOCI)	$1,390.8	$1,352.5
Total outstanding bank debt	318.0	320.6
Total outstanding trust preferred securities	110.0	110.0
Total capital	$1,818.8	$1,783.1

Debt to total capital ratio (excluding AOCI)	23.5%	24.1%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income ($ in millions, except per share amounts)	Three Months Ended September 30,
	2009	$2008
Net income	$59.7	$48.8
Net realized losses, after-tax	3.1	7.9
Non-recurring tax benefit	(5.0)	—
Adjusted net income	$57.8	$56.7

Per share (diluted)
Net income	$0.74	$0.56
Net realized losses, after-tax	0.04	0.09
Non-recurring tax benefit	(0.06)	—
Adjusted net income	$0.72	$0.65

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized capital gains and losses and non-recurring tax benefit, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio and the non-recurring tax benefit do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:                                                  — OR-                   INVESTOR RELATIONS COUNSEL:

Robert A. Waegelein                                                                   The Equity Group Inc.

Executive Vice President &                                                        www.theequitygroup.com

Chief Financial Officer (914) 934-8820                                       Linda Latman (212) 836-9609